Exhibit 95

Dodd-Frank Act Disclosure of Mine Safety and Health Administration Safety Data
Section 1503 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”) requires mining companies to disclose in their periodic reports information about their mines subject to regulation by the Mine Safety and Health Administration (“MSHA”) under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). The operation of our mine in Cote Blanche, Louisiana is inspected by MSHA on an ongoing basis and MSHA issues citations and/or orders when it believes a violation under the Mine Act has occurred. The following table provides the information required under §1503 of the Act for the quarterly period ended September 30, 2015:

For the Three Months Ended September 30, 2015
Mine or Operating Name (MSHA Identification Number)	Section 104 S&S Citations(1)	Section 104(b) Orders(2)	Section 104(d) Citations and Orders(3)	Section 110(b)(2) Violations(4)	Section 107(a) Orders(5)	Total Dollar Value of MSHA Assessments Proposed	Total Number of Mining Related Fatalities	Received Notice of Pattern of Violations Under Section 104(e)(6)	Received Notice of Potential to Have Pattern Under Section 104(e)	Legal Actions Pending as of Last Day of Period	Legal Actions Initiated During Period	Legal Actions Resolved During Period

Cote Blanche, LA (16-00358)	3	—	—	—	—	$2,742	—	No	No	2(7)	1(8)	1(9)

(1) Section 104(a) S&S citations are alleged violations of mandatory health or safety standards that could significantly and substantially contribute to a mine health and safety hazard.
(2) Section 104(b) orders are alleged failures to abate or correct an alleged violation within the period of time specified in the citation or order.
(3) Section 104(d) citations and orders are issued for alleged unwarrantable failures-aggravated conduct constituting more than ordinary negligence-to comply with mandatory safety or health standards.
(4) Section 110(b)(2) violations are issued for alleged “flagrant” failures-reckless or repeated failures-to make reasonable efforts to eliminate a known violation of a mandatory safety or health standard that substantially proximately caused, or reasonably could have been expected to cause, death or serious bodily injury.
(5) Section 107(a) imminent danger orders are issued for alleged conditions or practices which could reasonably be expected to cause death or serious physical harm before such condition or practice can be abated. A 107(a) order requires an operator to immediately withdraw miners from the area of the mine affected by the condition.
(6) Section 104(e) written notices are served when MSHA determines that a mine operator has demonstrated a pattern of violating mandatory health or safety standards that could significantly and substantially contribute to a mine safety or health hazard.
(7) The legal actions pending as of the last day of the reporting period are: (a) the civil penalty proceeding involving the contest of Citation No. 8624082 and the related civil penalty; and (b) the civil penalty proceeding involving contest of Citation No. 8776619 and the related civil penalty. MSHA has not filed a Petition for Assessment for either matter with the Federal Mine Safety and Health Review Commission (“Commission”).  When that occurs, the Commission will assign a docket numbers to the civil penalty proceedings. All of these matters concern contests of citations or orders issued under section 104 of the Mine Act, along with the contests of the proposed penalties for each of these.
(8) MSHA issued Citation No. 8624082 to Compass on June 11, 2015. It alleges a Section 104(a) non-S&S violation. Compass contested Citation No. 8624082 and the $138 penalty MSHA proposed for the alleged violation during the reporting period.
(9) Commission Docket No. 2015-0015, a civil penalty proceeding involving Citation Nos. 8772042 and 8772043, was resolved during the reporting period.